Avnet, Inc.
2211 South 47 Street
Phoenix, AZ 85034
PRESS RELEASE

October 31, 2001

Avnet, Inc. to Web Cast Annual Meeting of Shareholders

Avnet, Inc. (NYSE:AVT) announced today that it will Web cast the Company’s Annual Meeting of Shareholders at www.ir.avnet.com. The meeting will take place on Thursday, November 7, 2002, at 4:00 p.m. Eastern, 3:00 p.m. Central, 2:00 p.m. Mountain/Arizona and 1:00 p.m. Pacific time. Please log on to the Web cast at least 15 minutes prior to the start of the event to download any necessary software (RealPlayer or Windows Media Player) and to register for the Web cast.

Shareholders of the Company as of the September 9, 2002 Record Date are welcome to attend the meeting in person. The meeting will be held at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona.

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors; interconnect, passive and electromechanical components; enterprise network and computer equipment; and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s investor relations Web site is located at www.ir.avnet.com.

CONTACT:	Avnet, Inc.
John. J. Hovis
Vice President and Director, Investor Relations
480/643-7053
investorrelations@avnet.com